At The Heart of New Life

NEWS RELEASE for May 5, 2004 at 7:30 AM EDT
Contact:	Allen & Caron Inc	CardioGenesis Corporation
	Mike Mason (investors)	Michael Quinn, Chief Executive Officer
	212-691-8087	714-649-5000
michaelm@allencaron.com

CARDIOGENESIS CORPORATION REPORTS 2004 FIRST QUARTER RESULTS

Highest Revenue in Past 10 Quarters; Net Income Up from Prior Year Period;
Gross Profit Margins Rise to All-Time Record Levels

FOOTHILL RANCH, CA (May 5, 2004) ... CardioGenesis Corporation (OTCBB:CGCP.OB), the market leader in surgical products and accessories used in angina-relieving Transmyocardial Revascularization (TMR) and Percutaneous Myocardial Revascularization (PMR) procedures, today announced results for the first quarter ended March 31, 2004. Driven by sales of the Company’s Holmium:YAG cardiac laser system for the treatment of severe angina pain, revenue for this year’s first quarter increased 18 percent and net income more than doubled from the prior year period as gross profit margins reached record levels.

     First quarter 2004 revenues grew to $4,041,000 from $3,422,000 in the same period last year and net income increased 121 percent to $267,000, or $0.01 per fully diluted share, from net income of $121,000, or $0.00 per share for the first quarter of 2003.

     Gross profit margins as a percentage of sales in this year’s first quarter rose to record levels increasing to 86 percent, up from 82 percent in the prior year’s first quarter and 84 percent in the 2003 fourth quarter.

     The Company’s March 31, 2004 balance sheet reported the highest cash position in the past 11 quarters with cash and cash equivalents of $3.1 million, total assets of $9.2 million, shareholders’ equity of $6.7 million and no long-term debt.

     Chairman and CEO Michael J. Quinn said that the results for the 2004 first quarter reflect the positive impact of the Company’s increased concentration on its core business, surgical products and accessories for the TMR procedure, and the growing acceptance in the surgical community of TMR. “Our focus on expanding awareness within the cardiac surgery market of TMR as an effective treatment for patients suffering from sever angina pain is beginning to pay off and has established our TMR product line as a viable, stand-alone business,” Quinn said.

     “We are cash flow positive and have a significantly improved balance sheet,” Quinn added. “As we look to the future, with the momentum we are building in our TMR business, especially in the area of minimally-invasive TMR, and the $2.7 million we raised in the private placement of common stock early in the first quarter, I believe we are now positioned with the resources, talent and product pipeline to build a substantially larger and more profitable company.”

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CARDIOGENESIS CORPORATION REPORTS 2004 FIRST QUARTER RESULTS
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     To bolster its TMR franchise, CardioGenesis is moving aggressively forward with its plans to introduce a range of innovative new products, particularly in the area of minimally-invasive and robotically-assisted approaches to TMR.

     “We are very pleased to begin to see the innovation in minimally invasive technology with our proprietary fiber-optic delivery technology. We are bringing to market innovative new tools to support the thoracoscopic and robotically-assisted approaches to TMR. We are also very enthusiastic about delivering to the market later this year our new TMR laser system that provides the cardiac surgeon and the operating room staff important new features and flexibility,” Quinn said. “The system is less than one-third the size of our current laser footprint, requires no special wiring or power source and can be utilized in any operating room and readily moved between operating rooms.”

     The Company has increased its sales force by adding six new Region Managers in the first quarter to further penetrate the market for its new laser system, and anticipates that its new product initiatives will have a positive impact on sales and profitability starting later this year.

     Total operating expenses in this year’s first quarter increased to $3.2 million from $2.7 million in the prior year’s first quarter. The increase was primarily due to expenses associated with the sales force expansion, sales and marketing expenses associated with a major sales meeting and the marketing initiatives related to the presentation and promotion of the exciting new five-year CardioGenesis patient outcomes.

     During this year’s first quarter, the Company shipped nine lasers and had worldwide disposable sales of 739 units, compared to the shipment of eight lasers and worldwide disposable sales of 721 units in the first quarter of 2003. At the end of the 2004 first quarter, there were 437 sites with CardioGenesis lasers for myocardial revascularization, compared to 425 sites at the end of the first quarter of 2003. The total number of surgeons trained as of March 31, 2004, had risen to 1,171, compared to 1,133 trained at the end of the prior year’s first quarter.

     Although the U.S. Food and Drug Administration (FDA) was unable to reach a favorable outcome on the Company’s supplemental Pre Market Approval application (PMA) in March, CardioGenesis continues to work closely with the FDA as part of an ongoing interactive review of the Company’s Axcis™ PMR system. The Company is working together with the FDA to establish a near term date to meet with Dr. Dan Schultz, Acting Director of the Center for Devices and Radiological Health (CDRH) and other key members of the CDRH. “We are encouraged by the FDA’s willingness to define a pathway for the approval of PMR,” Quinn said. Although the Company does not currently intend to pursue dispute resolution, the Company has the option of pursuing a hearing with the Medical Device Dispute Resolution Panel in the future.

     CardioGenesis’ management believes that the strength of its existing clinical data and the significant quality of life enhancing benefits of PMR should ultimately lead to clearance from the FDA to market PMR in the United States. In the meantime, CardioGenesis continues to support PMR in Europe, Canada, Australia and other countries where PMR is approved.

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CARDIOGENESIS CORPORATION REPORTS 2004 FIRST QUARTER RESULTS
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Conference Call

     CardioGenesis will host a conference call today, May 5, 2004, to discuss the Company’s results for its first quarter ended March 31, 2004. The call will take place at 11:30 a.m. EDT (Eastern) and will be broadcast live over the Internet. Those interested in listening to the live webcast of the conference call may do so by going to the Company’s website at www.cardiogenesis.com.

     Web participants are encouraged to go to the selected website at least 15 minutes prior to the start of the call to register and, if necessary, download and install any needed audio software. An online webcast replay of the call will be accessible at www.cardiogenesis.com for seven days starting shortly after the live webcast.

About CardioGenesis Corporation

     CardioGenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium: YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as transmyocardial revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the CardioGenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease. Surgical products and accessories for the Company’s minimally invasive percutaneous myocardial revascularization (PMR) procedure are currently being marketed in Europe and other international markets.

     For more information on the Company and its products, please visit the CardioGenesis web site at www.cardiogenesis.com. For investor relations information, visit the CardioGenesis pages in the “Client” section of the Allen & Caron Inc web site at www.allencaron.com.

     With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMR procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse third-party reimbursement policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; and the Company’s ability to protect its intellectual property. Other factors that could cause CardioGenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

TABLES FOLLOW

CARDIOGENESIS CORPORATION REPORTS 2004 FIRST QUARTER RESULTS
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CARDIOGENESIS CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2004	2003
Net revenues	$4,041	$3,422
Cost of revenues	553	622

Gross profit	3,488	2,800

Operating expenses:
Research and development	291	383
Sales, general and administrative	2,928	2,298

Total operating expenses	3,219	2,681

Income from operations	269	119
Non-operating (expense) income , net	(2)	2

Net income	$267	$121

Net income per share -
basic and diluted	$0.01	$0.00

Shares used in per share computations -
Basic	40,490	37,121

Diluted	41,204	37,145

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CARDIOGENESIS CORPORATION REPORTS 2004 FIRST QUARTER RESULTS
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CARDIOGENESIS CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$3,051	$1,363
Accounts receivable, net	2,501	2,159
Inventories	1,294	1,535
Property and equipment, net	495	526
Other assets	1,857	1,989

Total assets	$9,198	$7,572

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$1,963	$3,099
Deferred revenue	557	641
Shareholders’ equity	6,678	3,832

Total liabilities and shareholders’ equity	$9,198	$7,572